UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 23, 2009
ALEXZA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51820	77-0567768

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Alexza Pharmaceuticals, Inc.
2091 Stierlin Court
Mountain View, California	94043

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (650) 944-7000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
          On September 23, 2009, the Board of Directors (the “Board”) of Alexza Pharmaceuticals, Inc. (the “Company”) elected Andrew L. Busser as a director of the Company. Mr. Busser was elected for a term expiring at the Company’s 2010 annual stockholders’ meeting. In accordance with that certain Corporate Governance Letter Agreement, dated as of August 26, 2009, among the Company, Symphony Allegro Holdings LLC (“Holdings”), Symphony Capital Partners, L.P. and Symphony Strategic Partners, LLC (collectively, “Symphony”), the Company had agreed to nominate and use its commercially reasonable efforts to cause to be elected and cause to remain as a director on the Board one (1) individual designated by Symphony. Mr. Busser is such director designee. Mr. Busser is a partner of Symphony Capital Partners, L.P. A copy of the press release relating to Mr. Busser’s appointment is attached hereto as Exhibit 99.1.
          On August 26, 2009, the Company completed the closing of its previously reported agreement to acquire all of the outstanding equity securities of Symphony Allegro, Inc. (“Symphony Allegro”) from Holdings pursuant to the option to purchase such securities granted to it under that certain Amended and Restated Purchase Option Agreement, dated as of June 15, 2009, by and among the Company, Holdings and Symphony Allegro. Symphony Capital Partners, L.P. and certain co-investors formed Symphony Allegro in 2006 and invested $50 million to fund additional clinical and nonclinical development of AZ-002, Staccato alprazolam, and AZ-004/104, Staccato loxapine (the “Programs”). In connection with the closing of this transaction, the Company issued to Symphony Capital Partners, L.P. and certain co-investors (i) 10,000,000 shares of the Company’s common stock (the “Shares”) and (ii) warrants to purchase an aggregate of 5,000,000 shares of the Company’s common stock (the “Warrants”), at an exercise price of $2.26 per share. In addition, Holdings is entitled to receive payments from the Company equal to specified percentages of certain upfront, milestone, royalty, profit sharing or similar payments received by the Company in respect of any agreement or arrangement with any third party with respect to the development and/or commercialization of the Programs. The Company has agreed to provide certain registration rights under the Securities Act of 1933, as amended, with respect to the Shares and the shares of the Company’s common stock issuable upon exercise of the Warrants pursuant to that certain Amended and Restated Registration Rights Agreement, dated as of June 15, 2009, between the Company and Holdings. Pursuant to the Corporate Governance Letter Agreement described above, Symphony also agreed, for so long as Symphony and its affiliates beneficially own more than 10% of the total outstanding shares of the Company’s common stock, to certain limitations on its ability acquire additional Company securities, vote its shares or take certain actions intended to influence control of the Company.
          In connection with his appointment, and pursuant to the Company’s previously adopted director compensation policy, the Company granted Mr. Busser an option to purchase 25,000 shares of common stock at an exercise price of $2.34 per share, the closing price of the Company’s common stock on September 23, 2009, in accordance with the terms and conditions of the Company’s 2005 Non-Employee Directors’ Stock Option Plan (the “Non-Employee Directors’ Plan”). The options are subject to the terms and conditions of the Non-Employee Directors’ Plan and the Company’s standard form of Option Grant Notice and Option Agreement for Non-Employee Directors’ Plan, copies of which are filed as Exhibits 10.6 and 10.7 to our Registration Statement on Form S-1 (No. 333-130644). 1/48th of the shares vest monthly over four years measured from the date of grant, assuming Mr. Busser’s continued service on the Board for such periods.
          It has not been determined at this time whether Mr. Busser will serve on any committees of the Board. If the Board decides to add Mr. Busser to any committee, the Company will file an amendment to this report within four business days thereafter.
          In connection with Mr. Busser’s election, Mr. Busser and the Company also entered into an Indemnification Agreement in the same form as has previously been entered into with the Company’s other directors. The Indemnification Agreement provides indemnity to Mr. Busser against liabilities incurred in the performance of his duties to the maximum extent permitted by Delaware corporate law and the Company’s Bylaws. The Company’s form of Indemnification Agreement is filed as Exhibit 10.2 to its Registration Statement on Form S-1 (No. 333-130644).
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description

99.1	Press Release, dated September 25, 2009, entitled “Alexza Appoints Andrew L. Busser to Board of Directors.”

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 25, 2009	Alexza Pharmaceuticals, Inc.
	By:	/s/ Thomas B. King
Thomas B. King
President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press Release, dated September 25, 2009, entitled “Alexza Appoints Andrew L. Busser to Board of Directors.”